Exhibit 99.1

FOR IMMEDIATE RELEASE
August 14, 2008

Contact:

Philip J. Pantano
Seneca Gaming Corporation
716-278-2598

Seneca Gaming Corporation Announces

Third Quarter 2008 Financial Results

Consolidated Net Revenues Up 11 Percent

(Second Consecutive Quarter)

NIAGARA FALLS, NEW YORK – Seneca Gaming Corporation (“SGC”, or the “Company”) today reported its Third Quarter (“Third Quarter 2008”) and nine month financial results for the three months and nine months ended June 30, 2008.  SGC is wholly owned, tribally chartered corporation of the Seneca Nation of Indians (“Nation”) that operates all of the Nation’s Class III gaming operations in Western New York.  SGC, through its wholly owned subsidiaries, Seneca Niagara Falls Gaming Corporation (“SNFGC”), Seneca Territory Gaming Corporation (“STGC”) and Seneca Erie Gaming Corporation (“SEGC”), operates three casinos in Niagara Falls, New York (Niagara Territory) (“Seneca Niagara Casino and Hotel”), Salamanca, New York (Allegany

Territory) (“Seneca Allegany Casino and Hotel”), and Buffalo, New York (Buffalo Creek Territory) (“Seneca Buffalo Creek Casino”), respectively.

Third Quarter Fiscal 2008 Financial Results Summary

Consolidated Results.  For the Third Quarter 2008 and for the three months ended June 30, 2007 (“Third Quarter 2007”) SGC’s consolidated net revenues were $165.7 million and $149.2 million, respectively, an increase of $16.5 million, or 11%.  This increase was primarily attributable to higher net gaming revenues of $13.4 million, or 10%.

SGC’s consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) was $53.8 million for the Third Quarter 2008 compared to $51.8 million for the Third Quarter 2007, an increase of $2.0 million, or 4%.  The increase in EBITDA of $2.0 million reflects higher net revenues offset primarily by increased head lease of $7.5 million, increased New York State slot exclusivity expense of $3.2 million and increased labor expense of $2.0 million (resulting primarily from additions to marketing and information technology departments).

SGC’s consolidated adjusted EBITDA (EBITDA plus pre-opening expenses and other non-operating expense) was $54.1 million in the Third Quarter 2008 versus $52.4 million in the Third Quarter of 2007 a $1.7 million increase, or 3%.

SGC’s EBITDA in the Third Quarter 2008, prior to giving effect to the head lease increase, was $61.3 million which is an 18% increase over the Third Quarter 2007.

Barry Snyder, Chairman of SGC, stated the following:  “Given the impacts that other gaming operators have felt, we are very proud to report today that Seneca Gaming Corporation has produced a double-digit increase in net revenues for the second consecutive quarter.  As we move forward, we will continue to keep a close eye on the economic conditions that are facing the entire country and operate our three casino properties in the most efficient manner while maintaining the value and the level of service and excitement that our patrons have come to expect from Seneca Gaming Corporation.”

Nine Months Fiscal 2008 Financial Results Summary

Consolidated Results.  For the nine months ended June 30, 2008 and 2007, consolidated net revenues were $466.9 million compared to $425.3 million, an increase of $41.6 million, or 10%.  Net gaming revenues during the comparative periods increased $31.5 million, from $399.0 million to $430.5 million, or an 8% increase.  Consolidated EBITDA was $131.7 million for the nine months ended June 30, 2008 compared to $142.9 million for the nine months ended June 30, 2007, a decrease of $11.2 million, or 8%.  Increased revenues were offset by increases in head lease expense of $22.6 million, New York State slot exclusivity fee of $12.3 million, labor expense of $8.4 million, and promotion expenses of $4.0 million.  SGC’s EBITDA for the nine months ended June 30, 2008 prior to giving effect to the head lease increase was $154.3 million which is an 8% increase over the comparable nine months in FY 2007.  Consolidated net income was $65.6 million for the nine months ended June 30, 2008, a $18.2 million, or 22%, decrease from the comparative period in 2007.

Expansion Projects

Capital expenditures of $36.2 million during the three months ended June 30, 2008 were mainly comprised of $22.2 million for construction for the permanent Seneca Buffalo Creek Casino and Hotel on the Nation’s Buffalo Creek Territory, $3.7 million relating to construction of the new hotel tower at the Seneca Allegany Casino and Hotel, $3.3 million for the conversion of the temporary gaming facility at Seneca Allegany Casino and Hotel into an events center with related amenities, and $2.0 million relating to construction of the Seneca Hickory Stick Golf Course.  The remaining $5.0 million in capital expenditures is related principally to the acquisition of equipment for existing casino operations.

In light of greater demands on our available cash, increased competition and challenging economic and capital market conditions, the Company, in consultation with the Nation, continues to evaluate the scope, phasing and timing of its expansion plans on the Allegany and Buffalo Creek territories, and is reassessing the scaling and scope of its clubhouse design for the Seneca Hickory Stick Golf Course.  The Company

believes that it is early enough in the design and construction process to accommodate appropriate changes to its plans, if necessary.

Brian Hansberry, President and CEO of SGC, stated the following:  “As our strong performance in the last two quarters demonstrate, we continue to believe that the Western New York hotel, entertainment, and gaming markets are underserved.  However, due to the general weakening economy and increased competition in our region, we are continually managing our operations to mitigate these adverse developments.”

Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure, but is commonly used in the gaming industry as a measure of performance and basis for valuation of gaming companies.  A reconciliation of net income to EBITDA is provided at the end of this press release.

SGC defines EBITDA as earnings before interest, taxes, depreciation and amortization.  SGC defines Adjusted EBITDA as EBITDA plus pre-opening expense and other non-operating expense.  SGC’s calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies and therefore comparisons of EBITDA and Adjusted EBITDA may be limited.  EBITDA and Adjusted EBITDA should not be construed as a substitute for operating income or net income, as they are determined in accordance with generally accepted accounting policies.

Forward-Looking Statements

This earnings release contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words “believe”, “estimate”, “anticipate”, “intend”, “plan”, “expect”, “will”, “continue”, “evaluate”, and words of similar meaning, with references to SGC and its management, indicated forward-looking statements.  Similarly, statements that describe our plans or goals are all forward-looking statements.  Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward looking statements contained in this earnings release, including, but not limited to our ability to complete and open our expansion projects on the Buffalo Creek and Allegany Territories as currently planned.  Additional information concerning potential factors that could affect SGC’s financial condition, results of operations, and expansion projects are described from time to time in SGC’s periodic reports filed with the SEC, including, but not limited to, SGC’s Annual Report on Form 10-K.  These Reports may be viewed free of charge on the SEC’s website, ww.sec.gov, or on SGC’s website, www.senecagamingcorporation.com.

SGC disclaims any obligation to update the forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release.

Earnings Conference Call

The Chairman of the Board, Barry E. Snyder, Sr. and Seneca Gaming Corporation Senior Management will host an earnings conference call for investors and other members of the financial community on Friday, August 15, 2008 at 10:00 AM EDT.  Interested parties may participate in this call by dialing 800-895-0198 pass code SENECA.  A rebroadcast of this earnings conference call will be available for 14 days by dialing 800-374-1375 pass code SENECA.

Contact:  Philip J. Pantano for additional information at 716-278-2598.

SENECA GAMING CORPORATION

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)  ($000’s omitted)

	June 30,	September 30,
	2008	2007
Assets

Current assets:
Cash and cash equivalents	$62,872	$78,662
Short-term investments	350	19,100
Receivables from affiliates	70	58
Other receivables, net	2,809	3,585
Inventories	4,130	4,421
Other current assets	9,021	8,194

Total current assets	79,252	114,020

Property and equipment, net	756,884	699,381
Restricted cash	—	14,579
Other long-term assets	60,448	57,980

Total assets	$896,584	$885,960

Liabilities and Shareholders’ Equity

Current liabilities:
Trade payables	$8,542	$6,194
Construction payables	21,609	21,201
Distributions payable to Nation	12,000	48,000
Exclusivity fees payable	9,865	9,279
Accrued interest	6,042	15,104
Accrued regulatory costs	27,125	23,240
Accrued gaming liabilities	16,243	15,071
Accrued payroll and related liabilities	12,177	16,641
Accrued other current liabilities	6,226	5,639

Total current liabilities	119,829	160,369

Commitments and Contingencies	—	—

Long-term debt	496,101	495,347
Total liabilities	615,930	655,716

Capital:
Retained earnings	280,654	230,244

Total liabilities and capital	$896,584	$885,960

SENECA GAMING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)  ($000’s omitted)

	Three Months Ended:		Nine Months Ended:
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

Revenues:
Gaming	$164,693	$149,528	$469,139	$429,205
Food and beverage	16,295	14,360	46,677	40,388
Lodging	7,277	6,555	21,501	15,800
Retail, entertainment and other	6,169	4,848	18,486	14,446
Less: promotional allowances	(28,763)	(26,088)	(88,914)	(74,583)
	165,671	149,203	466,889	425,256

Expenses:
Gaming	43,742	40,332	126,689	109,752
Food and beverage	12,435	12,448	37,150	34,594
Lodging	3,756	3,347	11,306	7,943
Retail, entertainment and other	3,703	3,116	10,851	8,928
Advertising, general and administrative	47,934	37,548	144,766	109,676
Pre-opening costs	70	4,636	294	15,218
Depreciation	12,604	13,503	38,533	36,113

Total operating expenses	124,244	114,930	369,589	322,224

Operating income	41,427	34,273	97,300	103,032
Other non-operating income (expense)	(250)	4,006	(4,150)	3,220
Interest income	129	565	1,251	3,556
Interest expense	(9,089)	(9,502)	(28,833)	(26,024)

Net Income	$32,217	$29,342	$65,568	$83,784

SENECA GAMING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	June 30,
	2008	2007
	(Dollars in Thousands)
Cash flows relating to operating activities:
Net income	$65,568	$83,784
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	38,533	36,113
Amortization of deferred financing costs and debt discount	2,429	2,424
Other than temporary decline in investments	4,150	—
Bad debt expense	227	737
Write-off acquisition costs	1,100
Loss on disposal of assets	26	—
Change in operating assets and liabilities:
Current assets	1	(2,594)
Long-term assets	(1,235)	—
Current liabilities	(4,948)	(3,188)

Net cash provided by operating activities	105,851	117,276

Cash flows relating to investing activities:
Purchases of property and equipment	(94,254)	(143,441)
Land acquisition costs	(5,408)	(17,852)
Sales of investments, net	14,600	42,700
Decrease in restricted cash	14,579	11,221

Net cash used in investing activities	(70,483)	(107,372)

Cash flows relating to financing activities:
Capital contribution from the Nation	—	3,198
Distributions paid to the Nation	(51,158)	(36,692)

Net cash used in financing activities	(51,158)	(33,494)

Net decrease in cash	(15,790)	(23,590)

Cash balances:
Beginning of period	78,662	78,195
End of period	$62,872	$54,605

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Three months ended June 30, 2008

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income (loss)	$32,217
Depreciation	12,604
Interest, net	8,960

EBITDA	53,781
Other Non-operating expense	250
Pre-opening costs	70

Adjusted EBITDA	$54,101

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Three months ended June 30, 2007

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income (loss)	$29,342

Depreciation	13,503
Interest, net	8,937

EBITDA	51,782
Other Non-operating expense	(4,006)
Pre-opening costs	4,636

Adjusted EBITDA	$52,412

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Nine months ended June 30, 2008

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income (loss)	$65,568
Depreciation	38,533
Interest, net	27,582

EBITDA	131,683
Other Non-operating expense	4,150
Pre-opening costs	294

Adjusted EBITDA	$136,127

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Nine months ended June 30, 2007

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income (loss)	$83,783
Depreciation	36,113
Interest, net	22,968

EBITDA	142,864
Other Non-operating expense	(3,720
Pre-opening costs	15,218

Adjusted EBITDA	$154,362